CAAS Receives Additional Letter from NASDAQ

HUBEI PROVINCE, China, May 19, 2011 /PRNewswire-Asia-FirstCall/ - China Automotive Systems, Inc. (Nasdaq:CAAS) (“CAAS” or the “Company”), a leading power steering components and systems supplier in China, today announced that on May 16, 2011, as expected, it received an additional notification letter (the “May 16th Notification Letter”) from the Nasdaq Stock Market (“Nasdaq”) indicating that the Company was not in compliance with the continued listing requirements under Nasdaq Listing Rule 5250(c)(1), which requires the timely filing of SEC periodic reports, due to the delayed filing of CAAS’s quarterly report on Form 10-Q for the three-month period ended March 31, 2011 (the “2011 Form 10-Q”). This letter follows the notification letter received by CAAS on March 17, 2011 (the “Initial Notification Letter”) in response to the delayed filing of CAAS’s annual report on Form 10-K for the year ended December 31, 2010 (the “2010 Form 10-K”). As with the first letter, the May 16th Notification Letter has no immediate effect on the listing or trading of CAAS's shares on Nasdaq.

As disclosed in a Form 8-K filed by the Company with the Securities and Exchange Commission on March 17, 2011, CAAS expects to restate its previously issued financial statements for fiscal year 2009 and the first three quarters of fiscal year 2010 to reflect non-cash gains or losses related to the accounting treatment for the Company’s convertible notes issued on February 15, 2008 based on the guidance outlined in Accounting Standard Codification (ASC) 815.  Due to this restatement, the Company has not yet been able to file the 2010 Form 10-K and the 2011 Form 10-Q, which has prompted Nasdaq to issue the Initial Notification Letter and the May 16th Notification Letter. The Initial Notification Letter required CAAS to submit to Nasdaq a plan for regaining compliance with the Nasdaq Listing Rules.  In response, CAAS provided its plan for regaining compliance on May 13, 2011.  The May 16th Notification Letter requires CAAS to file an update to this plan by May 31, 2011.

CAAS believes that it will be able to file its amended annual report on Form 10-K for the year ended December 31, 2009 (which will include restated comparative financial statements for 2008) and amended quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2010 (which will include restated comparative financial statements for the respective periods of 2009) as well as the 2010 Form 10-K and the 2011 Form 10-Q before the end of June 2011.  The Company expects that the filing of these forms will allow it to regain compliance with the Nasdaq Listing Rules.

About China Automotive Systems, Inc.

Based in Hubei Province, the People’s Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through nine Sino-foreign joint ventures.  The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles.  The Company currently offers four separate series of power steering with an annual production capacity of over 2.5 million sets, steering columns, steering oil pumps and steering hoses.  Its customer base is comprised of leading Chinese auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd.  For more information, please visit: http://www.caasauto.com.

Forward Looking Statements

This press release contains statements that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995.  Forward-looking statements represent our estimates and assumptions only as of the date of this press release.  These forward-looking statements include statements regarding the qualitative and quantitative effects of the accounting errors, the periods involved, the nature of the Company’s review and any anticipated conclusions of the Company or its management and other statements that are not historical facts.  The Company’s actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties.  As a result, the Company’s actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading “Risk Factors” in the Company’s Form 10-K annual report, dated March 25, 2010, filed with the Securities and Exchange Commission, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission.  These potential risks and uncertainties include, among other things, the outcome and results of the Company’s review, the risk that the final conclusion of the review could result in a determination that the effect of the issues under review are materially greater or lesser than the Company currently believes to be the case, the risk that these matters could adversely affect the Company’s ability to make timely filings with the Securities and Exchange Commission, additional issues that may arise in connection with the ongoing review, risks of damage to the Company’s business and reputation arising from these matters, potential claims or proceedings relating to such matters, including stockholder, employee and customer litigation and/or claims and action by the SEC and/or other governmental agencies, and the additional risk factors described in our filings with the Securities and Exchange Commission.  The Company expressly disclaims any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li

Chief Financial Officer

China Automotive Systems

Email: jieli@chl.com.cn

Kevin Theiss

Investor Relations

Grayling

Tel:           +1-646-284-9409

Email: kevin.theiss@grayling.com